UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event report): August 28, 2007

WIND RIVER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33061	94-2873391
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Wind River Way, Alameda, California 94501

(Address of principal executive offices, including zip code)

(510) 748-4100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

Cash Bonus Payments for the First Half of Fiscal Year 2008. On August 28, 2007, at a meeting of the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Wind River Systems, Inc. (the “Company”), the Compensation Committee approved cash bonuses for the following executive officers of the Company, as well as for other officers and employees of the Company, for the first half of the fiscal year ending January 31, 2008 (“FY08”). These bonuses were awarded at 50% of the semi-annual FY08 bonus targets for executive officers.

Name	Title	Award First Half of FY08
Kenneth Klein	Chairman of the Board, President and Chief Executive Officer	$125,000
Ian R. Halifax	Senior Vice President Finance and Administration, Chief Financial Officer and Secretary	$43,750
John J. Bruggeman	Vice President, Worldwide Marketing, and Chief Marketing Officer	$37,500
Scot K. Morrison	Senior Vice President, Engineering	$37,500

In determining such bonuses, the Compensation Committee considered the Company’s Worldwide Incentive Compensation Program (“ICP”) that it had approved on March 13, 2007 and the Company performance measures that the Compensation Committee approved at that time for purposes of the ICP. For the first half of FY08, the Company exceeded the previously targeted levels of semi-annual net revenue and semi-annual earnings per share on a non-GAAP basis (calculated by adjusting GAAP net loss per share to exclude certain items such as stock-based compensation, amortization of restricted stock compensation, amortization of purchased and other intangibles, costs incurred for historical stock option review and the tax effects of these non-GAAP adjustments), although the Company did not meet the previously targeted level of semi-annual deferred revenue. Despite not meeting the previously targeted level of semi-annual deferred revenue, the Compensation Committee decided to fully fund the bonus pool for the first half of FY08 in an amount equal to 50% of the target bonuses for the first half of FY08 and to amend the ICP for the second half of FY08 as described below.

Worldwide Incentive Compensation Program for the Second Half of Fiscal Year 2008; Criteria for Payout. On August 28, 2007, the Compensation Committee amended the Company’s ICP for the second half of FY08. Named executive officers will participate in the ICP to the same extent as all other eligible employees. Under the terms of the ICP, employees who are not eligible to participate in a sales compensation or commission plan are eligible to receive cash incentive awards on a semi-annual basis, based on the Company’s and the individual employee’s performance. The level of achievement of Wind River’s company-wide performance goals determines the funding level of the bonus pool, as described below. The Compensation Committee determined that Company performance will be based upon achieving targeted levels of (i) semi-annual net revenue, and (ii) semi-annual earnings per share on a non-GAAP basis (calculated by adjusting GAAP net loss per share to exclude certain items such as stock-based compensation, amortization of restricted stock compensation, amortization of purchased and other intangibles, costs incurred for historical stock option review and the tax effects of these non-GAAP adjustments). At its meeting on August 28, 2007, the Compensation Committee amended the ICP for the second half of FY08 to remove deferred revenue targets for the second half of FY08. Individual performance will be based on the employee achieving his or her individual performance goals for each semi-annual period. Target awards are set at a percentage of a participant’s annual salary. The individual performance goals and target award percentages remain unchanged for the executive officers from those set on March 13, 2007.

For purposes of determining payouts under the ICP, the Company’s performance measures of net revenue and earning per share calculated on a non-GAAP basis are weighted in proportion to each other, such that if both net revenue and earnings per share targets are met, the bonus pool will be funded at a multiple of 50% ranging from 1.0 to 1.7, depending on the extent to which each target is met or exceeded. If one or both of the targets is not met, the multiple of 50% could range from 0.0 to 1.0, depending on the degree of shortfall in each category. When the Compensation Committee originally approved the ICP on March 13, 2007, the Compensation Committee set targets for net revenue and earnings per share to conform to the company’s annual operating plan for FY08 and the Committee planned to fund the bonus pool at 50% if such targets were met, as described above. At its meeting on August 28, 2007, the Compensation Committee decreased the net revenue and earnings per share targets for the second half of FY08 to conform to the company’s revised annual operating plan for FY08.

The Compensation Committee retains the discretion to amend any aspect of the ICP, including the amounts of the bonus pool, the applicable formulas and the payout percentages. Management does not have discretion to change any of these aspects of the ICP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 4, 2007	WIND RIVER SYSTEMS, INC.

	By:	/s/ Ian Halifax
Ian Halifax
Senior Vice President Finance and Administration, Chief Financial Officer, and Secretary